NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 16, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 05, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between StarTek, Inc. and Stockholm Merger Sub, Inc., a wholly owned subsidiary of Stockholm Parent, LLC, a wholly owned subsidiary of CSP Alpha Holdings Limited, which in turn is a wholly owned subsidiary of CSP Fund II LP became effective on January 5, 2024. Each share of StarTek, Inc. Common Stock was exchanged for USD 4.30 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 05, 2024.